Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

NICOLET BANKSHARES, INC.

and

MIDWESTONE FINANCIAL GROUP, INC.

Dated October 23, 2025

TABLE OF CONTENTS

Article I THE MERGER		2
1.1	The Merger and Bank Merger	2
1.2	Closing	3
1.3	Effective Time	3
1.4	Effects of the Merger	3
1.5	Conversion of MOFG Common Stock	3
1.6	NIC Stock	4
1.7	Treatment of MOFG Equity Awards	4
1.8	Articles of Incorporation of Surviving Entity	5
1.9	Bylaws of Surviving Entity	5
1.10	Tax Consequences	5

Article II EXCHANGE OF SHARES		5
2.1	NIC to Make Consideration Available	5
2.2	Exchange of Shares	6

Article III REPRESENTATIONS AND WARRANTIES OF MOFG		8
3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	13
3.6	Financial Statements	14
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	16
3.9	Legal and Regulatory Proceedings	16
3.10	Taxes and Tax Returns	17
3.11	Employees	18
3.12	SEC Reports	21
3.13	Compliance with Applicable Law	21
3.14	Certain Contracts	23
3.15	Agreements with Regulatory Agencies	25
3.16	Risk Management Instruments	26
3.17	Environmental Matters	26
3.18	Investment Securities and Commodities	26
3.19	Real Property	27
3.20	Intellectual Property	27
3.21	Related Party Transactions	28
3.22	State Takeover Laws	28
3.23	Reorganization	28
3.24	Opinion	28
3.25	MOFG Information	29
3.26	Loan Portfolio	29
3.27	Insurance	30
3.28	Fiduciary Activities	31

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3.29	Investment Management and Related Activities	31
3.30	No Other Representations or Warranties	32

Article IV REPRESENTATIONS AND WARRANTIES OF NIC		32
4.1	Corporate Organization	33
4.2	Capitalization	34
4.3	Authority; No Violation	35
4.4	Consents and Approvals	36
4.5	Reports	36
4.6	Financial Statements	37
4.7	Broker’s Fees	38
4.8	Absence of Certain Changes or Events	38
4.9	Legal and Regulatory Proceedings	38
4.10	Taxes and Tax Returns	39
4.11	Employees	40
4.12	SEC Reports	42
4.13	Compliance with Applicable Law	42
4.14	Certain Contracts	44
4.15	Agreements with NIC Regulatory Agencies	44
4.16	Risk Management Instruments	45
4.17	Environmental Matters	45
4.18	Related Party Transactions	45
4.19	State Takeover Laws	45
4.20	Reorganization	45
4.21	Opinion	46
4.22	NIC Information	46
4.23	Loan Portfolio	46
4.24	Insurance	46
4.25	No Other Representations or Warranties	47

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		47
5.1	Conduct of Businesses by MOFG Prior to the Effective Time	47
5.2	Forbearances of MOFG	47
5.3	Conduct of Businesses by NIC Prior to the Effective Time	52
5.4	Forbearances of NIC	52
5.5	No Control	53

Article VI ADDITIONAL AGREEMENTS		54
6.1	Regulatory Matters	54
6.2	Access to Information; Confidentiality	56
6.3	Shareholders’ Approvals	56
6.4	Legal Conditions to Merger	59
6.5	Stock Exchange Listing	59
6.6	Employee Matters	59
6.7	Indemnification; Directors’ and Officers’ Insurance	61
6.8	Additional Agreements	62
6.9	Advice of Changes	62

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6.10	Dividends	63
6.11	Shareholder Litigation	63
6.12	Board Representation	63
6.13	Acquisition Proposals	64
6.14	Public Announcements	65
6.15	Change of Method	65
6.16	Takeover Statutes	66
6.17	Treatment of MOFG Indebtedness	66
6.18	Exemption from Liability Under Section 16(b)	66
6.19	Certain Tax Matters	67
6.20	Coordination; Informational Systems Conversion; Operating Functions	67
6.21	Claims Letters	68

Article VII CONDITIONS PRECEDENT		68
7.1	Conditions to Each Party’s Obligation to Effect the Merger	68
7.2	Conditions to Obligations of NIC	69
7.3	Conditions to Obligations of MOFG	70

Article VIII TERMINATION AND AMENDMENT		71
8.1	Termination	71
8.2	Effect of Termination	72

Article IX GENERAL PROVISIONS		74
9.1	Amendment	74
9.2	Extension; Waiver	74
9.3	Nonsurvival of Representations, Warranties and Agreements	75
9.4	Expenses	75
9.5	Notices	75
9.6	Interpretation	76
9.7	Counterparts	77
9.8	Entire Agreement	77
9.9	Governing Law; Jurisdiction	77
9.10	Waiver of Jury Trial	77
9.11	Assignment; Third-Party Beneficiaries	78
9.12	Specific Performance	78
9.13	Severability	78
9.14	Confidential Supervisory Information	79
9.15	Delivery by Electronic Transmission	79

Exhibit A - Form of MOFG Support Agreement

Exhibit B - Form of NIC Support Agreement

Exhibit C - Form of Bank Merger Agreement

Exhibit D - Form of Claims Letter

iii

Definitions

Term	Section
Acceptable Confidentiality Agreement	6.13(a)
Acquisition Proposal	6.13(a)
Affiliate	9.6
Agreement	Preamble
Alternative Acquisition Agreement	6.3(a)
Bank Merger	Recitals
Bank Merger Agreement	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Merger Effective Time	1.1(b)
BHC Act	3.1(a)
Business Day	9.6
Cares Act	3.10(d)
Certificates of Merger	1.3
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employees	6.6(a)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
Fraud	8.2(a)
GAAP	3.1(a)
Governmental Entity	3.4
Intellectual Property	3.20
Intended Tax Treatment	1.1(c)
Joint Proxy Statement	3.4
knowledge	9.6
Liens	3.2(b)
Loans	3.26(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Meetings	6.3(a)
Merger	Recitals

Mergers	Recitals
Merger Consideration	1.5(a)
MOFG	Preamble
MOFG 401(k) Plan	6.6(c)
MOFG Bank	Recitals
MOFG Benefit Plans	3.11(a)
MOFG Board Recommendation	6.3(a)
MOFG Bylaws	3.1(a)
MOFG Certificate	3.1(a)
MOFG Common Stock	1.5(a)
MOFG Compensation Committee	1.7(c)
MOFG Material Contract	3.14(a)
MOFG Disclosure Schedule	Article III
MOFG Equity Awards	1.7(d)
MOFG ERISA Affiliate	3.11(e)
MOFG Indemnified Parties	6.7(a)
MOFG Insiders	6.18
MOFG Meeting	6.3(a)
MOFG Owned Properties	3.19(a)
MOFG Preferred Stock	3.2(a)
MOFG PSU Award	1.7(b)
MOFG Qualified Plan	3.11(c)
MOFG Real Property	3.19(b)
MOFG Regulatory Agencies	3.5
MOFG Regulatory Agreement	3.15
MOFG Reports	3.12
MOFG RSU Award	1.7(b)
MOFG Securities	3.2(a)
MOFG Subsidiary	3.1(b)
MOFG Support Agreement	Recitals
MOFG Tax Certificate	6.19
MOFG Termination Fee	8.2(b)
Multiemployer Plan	3.11(a)
Multiple Employer Plan	3.11(e)
NASDAQ	3.4
New Certificates	2.1
NIC	Preamble
NIC 401(k) Plan	6.6(c)
NIC Articles	4.1(a)
NIC Benefit Plans	4.11(a)
NIC Board Recommendation	6.3(a)
NIC Bylaws	4.1(a)
NIC Common Stock	1.5(a)
NIC Contract	4.14
NIC Disclosure Schedule	Article IV
NIC ERISA Affiliate	4.11(d)

NIC Meeting	6.3(a)
NIC Preferred Stock	4.2(a)
NIC PSU Awards	4.2(a)
NIC Qualified Plan	4.11(b)
NIC Regulatory Agencies	4.5
NIC Regulatory Agreement	4.15
NIC Restricted Share Awards	4.2(a)
NIC Reports	4.12
NIC Stock Options	4.2(a)
NIC Subsidiary	4.1(b)
NIC Support Agreement	Recitals
NIC Tax Certificate	6.19
NIC Termination Fee	8.2(d)
Nicolet Bank	Recitals
NYSE	2.2(e)
OCC	3.4
Old Certificate	1.5(b)
Permitted Encumbrances	3.19(a)
person	9.6
Personal Data	3.13(b)
Premium Cap	6.7(b)
Recommendation Change	6.3(a)
Regulatory Agencies	3.5
Representatives	6.13(a)
Requisite MOFG Vote	3.3(a)
Requisite Regulatory Approvals	6.1(b)
Requisite NIC Vote	4.3(a)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SEC	3.4
Securities Act	3.12
Security Breach	3.13(d)
SRO	3.5
Subsidiary	3.1(a)
Superior Proposal	6.13(a)
Supporting MOFG Shareholders	Recitals
Supporting NIC Shareholders	Recitals
Surviving Entity	Recitals
Takeover Statutes	3.22
Tax or Taxes	3.10(d)
Tax Return	3.10(e)
Termination Date	8.1(c)
transactions contemplated by this Agreement	9.6
transactions contemplated hereby	9.6
willful and material breach	8.2(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2025 (this “Agreement”), is entered into by and between Nicolet Bankshares, Inc., a Wisconsin corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“MOFG”).

Recitals

A.            The Boards of Directors of NIC and MOFG have determined, by unanimous vote of the directors present at the applicable meeting, that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which MOFG will, subject to the terms and subject to the conditions set forth herein, merge with and into NIC (the “Merger”), so that NIC is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

B.            In furtherance thereof, the Boards of Directors of MOFG and NIC have approved, by unanimous vote of the directors present at the applicable meeting, the Merger and declared advisable and adopted this Agreement, approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and have resolved to submit this Agreement to its shareholders for approval and to recommend that its shareholders approve this Agreement.

C.            For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

D.            Simultaneous with entering into this Agreement, and as a condition and inducement to NIC’s willingness to enter into this Agreement, each member of the Board of Directors and executive officer of MOFG (collectively, the “Supporting MOFG Shareholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form attached hereto as Exhibit A (the “MOFG Support Agreement”), pursuant to which, among other things, each of the Supporting MOFG Shareholders is agreeing, subject to the terms of the MOFG Support Agreement, to vote all shares of MOFG Common Stock owned by such Supporting MOFG Shareholder in favor of the approval of this Agreement.

E.            Simultaneous with entering into this Agreement, and as a condition and inducement to MOFG’s willingness to enter into this Agreement, each member of the Board of Directors and executive officer of NIC (collectively, the “Supporting NIC Shareholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form attached hereto as Exhibit B (the “NIC Support Agreement”), pursuant to which, among other things, each of the Supporting NIC Shareholders is agreeing, subject to the terms of the NIC Support Agreement, to vote all shares of NIC Common Stock owned by such Supporting NIC Shareholder in favor of the approval of this Agreement and the issuance of shares of NIC Common Stock in the Merger.

F.             Immediately following the Merger, and subject to it occurring, MidWestOne Bank, an Iowa state chartered bank and wholly owned Subsidiary of MOFG (“MOFG Bank”), will merge (the “Bank Merger” and, together with the Merger, the “Mergers”) with and into Nicolet National Bank, a national banking association and wholly owned Subsidiary of NIC (“Nicolet Bank”), so that Nicolet Bank is the surviving entity in the Bank Merger.

G.             In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I
THE MERGER

1.1            The Merger and Bank Merger.

(a)            Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (as amended from time to time, the “WBCL”) and the Iowa Business Corporation Act (the “IBCA”), at the Effective Time, MOFG shall merge with and into NIC pursuant to this Agreement. NIC shall be the Surviving Entity in the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of MOFG shall terminate.

(b)            At the Bank Merger Effective Time, MOFG Bank will merge with and into Nicolet Bank. Nicolet Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of MOFG Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger between MOFG Bank and Nicolet Bank substantially in the form attached as Exhibit C (the “Bank Merger Agreement”), which shall be entered into by MOFG Bank and Nicolet Bank concurrently with this Agreement. Each of MOFG and NIC shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of MOFG Bank and Nicolet Bank, respectively, and MOFG and NIC shall, and shall respectively cause MOFG Bank and Nicolet Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).

(c)            It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (together with the intended tax treatment for the Merger set forth in Section 1.10, the “Intended Tax Treatment”), and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.2            Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of NIC, the parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by MOFG and NIC. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3            Effective Time. On or (if agreed by MOFG and NIC) prior to the Closing Date, NIC and MOFG, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of Iowa (the “Iowa Secretary”) in accordance with the IBCA and articles of merger with the Wisconsin Department of Financial Institutions (the “WDFI”) in accordance with the WBCL (collectively, the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the IBCA and WBCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCL, the IBCA, and this Agreement.

1.5            Conversion of MOFG Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NIC, MOFG or the holders of any securities of NIC or MOFG:

(a)            Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of MOFG (the “MOFG Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of MOFG Common Stock owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted), shall be converted into the right to receive 0.3175 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of NIC (the “NIC Common Stock”); it being understood that at and after the Effective Time, pursuant to Section 1.6, the NIC Common Stock, including the shares issued to former holders of MOFG Common Stock, shall be the common stock of the Surviving Entity.

(b)            All of the shares of MOFG Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of MOFG Common Stock) previously representing any such shares of MOFG Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of NIC Common Stock that such shares of MOFG Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of MOFG Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of NIC Common Stock or MOFG Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give NIC and the holders of MOFG Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit MOFG or NIC to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of MOFG Common Stock that are owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted) shall be cancelled and shall cease to exist and no NIC Common Stock or other consideration shall be delivered in exchange therefor.

1.6            NIC Stock. At and after the Effective Time, each share of NIC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7            Treatment of MOFG Equity Awards.

(a)            At the Effective Time, each then-outstanding award of restricted stock units with respect to shares of MOFG Common Stock (a “MOFG RSU Award”) shall, automatically and without any required action on the part of the holder thereof, be fully vested, canceled and converted into the right to receive a number of shares of NIC Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of MOFG Common Stock subject to such MOFG RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(b)            At the Effective Time, each then-outstanding performance restricted stock unit award with respect to shares of MOFG Common Stock (a “MOFG PSU Award”) shall, automatically and without any required action on the part of the holder thereof, be fully vested, canceled and converted into the right to receive (i) a number of shares of NIC Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of MOFG Common Stock subject to such MOFG PSU Award immediately prior to the Effective Time based on the higher of target performance and actual performance through the Effective Time as reasonably determined by the compensation committee of the Board of Directors of MOFG (the “MOFG Compensation Committee”) multiplied by (y) the Exchange Ratio, plus (ii) a cash payment in respect of any accrued but unpaid dividend equivalents on such MOFG PSU Award.

(c)            At or prior to the Effective Time, MOFG, the Board of Directors of MOFG and the MOFG Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.

(d)            NIC shall take all corporate actions that are necessary for the treatment of the MOFG RSU Awards and MOFG PSU Awards (together, the “MOFG Equity Awards”) pursuant to Sections 1.7(a) and 1.7(b), including the reservation, issuance and listing of NIC Common Stock as necessary to effect the transactions contemplated by this Section 1.7. NIC shall issue the consideration contemplated by this Section 1.7, less any applicable Taxes required to be withheld in respect of such consideration under applicable Tax law, as promptly as practicable following the Effective Time (but in no event later than two (2) Business Days after the Closing Date).

1.8            Articles of Incorporation of Surviving Entity. At the Effective Time, the articles of incorporation of NIC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.

1.9            Bylaws of Surviving Entity. At the Effective Time, the bylaws of NIC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.

1.10          Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II
EXCHANGE OF SHARES

2.1            NIC to Make Consideration Available. At or prior to the Effective Time, NIC shall deposit, or shall cause to be deposited, with an exchange agent selected by NIC and reasonably satisfactory to MOFG (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at NIC’s option, evidence in book-entry form, representing shares of NIC Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of NIC Common Stock payable in accordance with Section 2.2(b), being referred to as the “Exchange Fund”).

2.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five Business Days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of NIC Common Stock and any cash in lieu of fractional shares, which the shares of MOFG Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to any book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of MOFG Common Stock held in book-entry form at the Effective Time), together with such properly completed and duly executed letter of transmittal, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of NIC Common Stock to which such holder of MOFG Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of NIC Common Stock which the shares of MOFG Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to NIC Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NIC Common Stock that the shares of MOFG Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).

(c)            If any New Certificate representing shares of NIC Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NIC Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of MOFG of the shares of MOFG Common Stock. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of NIC Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e)            Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of NIC Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to NIC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NIC. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of MOFG Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of NIC Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by MOFG and NIC) by (ii) the fraction of a share (after taking into account all shares of MOFG Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of NIC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)             Any portion of the Exchange Fund that remains unclaimed by the former holders of MOFG Common Stock for 12 months after the Effective Time shall be paid to the Surviving Entity. Any former holders of MOFG Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of NIC Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NIC Common Stock deliverable in respect of each former share of MOFG Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of NIC, MOFG, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of MOFG Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of MOFG Common Stock immediately prior to the time at which such amounts would otherwise permanently escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)            The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of NIC Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement or otherwise to any holder of MOFG Common Stock or MOFG Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MOFG Common Stock or MOFG Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

(h)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of NIC Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF MOFG

Except (a) as disclosed in the disclosure schedule delivered by MOFG to NIC concurrently herewith (the “MOFG Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the MOFG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MOFG that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) except with respect to Sections 3.1, 3.2, 3.3 and 3.4, as disclosed in any MOFG Reports publicly filed with or furnished to the SEC by MOFG since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), MOFG hereby represents and warrants to NIC as follows:

3.1            Corporate Organization.

(a)            MOFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has elected to be treated as a financial holding company under the BHC Act. MOFG has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. MOFG is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NIC, MOFG or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease, pandemic, epidemic or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this Clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby) or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal or published industry financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary” when used with respect to any person, means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the amended and restated articles of incorporation of MOFG, as amended (the “MOFG Articles”), and the third amended and restated bylaws of MOFG (the “MOFG Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by MOFG to NIC.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, each Subsidiary of MOFG (a “MOFG Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of MOFG or any Subsidiary of MOFG to pay dividends or distributions except, in the case of MOFG or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. MOFG Bank is the only depository institution Subsidiary of MOFG, and the deposit accounts of MOFG Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of MOFG, threatened. Section 3.1(b) of the MOFG Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of MOFG as of the date hereof. No Subsidiary of MOFG is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of MOFG Bank as in effect as of the date of this Agreement have previously been made available by MOFG to NIC. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of MOFG other than the MOFG Subsidiaries.

3.2            Capitalization.

(a)            The authorized capital stock of MOFG consists of 30,000,000 shares of MOFG Common Stock and 500,000 shares of preferred stock, no par value per share (“MOFG Preferred Stock”). As of the date of this Agreement, there were (i) 20,632,760 shares of MOFG Common Stock issued and outstanding; (ii) 144,798 shares of MOFG Common Stock underlying outstanding unvested MOFG RSU Awards; (iii) 161,515 shares of MOFG Common Stock underlying outstanding MOFG PSU Awards (assuming performance goals are satisfied at the maximum level); and (iv) no shares of MOFG Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and 414,823 shares of MOFG Common Stock reserved for issuance pursuant to future grants under the MOFG equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of MOFG issued, reserved for issuance or outstanding. All the issued and outstanding shares of MOFG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no trust preferred or subordinated debt securities of MOFG are issued or outstanding except as set forth on Section 3.2(a) of the MOFG Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MOFG may vote. Other than MOFG Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in MOFG, or contracts, commitments, understandings or arrangements by which MOFG may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in MOFG, or that otherwise obligate MOFG to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “MOFG Securities”). Other than MOFG Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of MOFG or any of its Subsidiaries) are outstanding. No MOFG Subsidiary owns any capital stock of MOFG. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which MOFG or any of its Subsidiaries is a party with respect to the voting or transfer of MOFG Common Stock, capital stock or other voting or equity securities or ownership interests of MOFG or granting any shareholder or other person any registration rights.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, MOFG owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the MOFG Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any MOFG Subsidiary, or contracts, commitments, understandings or arrangements by which any MOFG Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such MOFG Subsidiary, or otherwise obligating any MOFG Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.

(c)            Section 3.2(c) of the MOFG Disclosure Schedule sets forth, for each outstanding MOFG Equity Award as of the date of this Agreement, the holder, type of award, grant date, number of shares covering such outstanding award, vesting schedule (showing the number of shares vesting at each threshold) and, if applicable, exercise price and expiration date. On the date that is five days prior to the Closing Date, MOFG will provide NIC with a revised version of Section 3.2(c) of the MOFG Disclosure Schedule, updated as of the most recent practicable date.

3.3            Authority; No Violation.

(a)            MOFG has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of MOFG. The Board of Directors of MOFG has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger and the Bank Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of MOFG and its shareholders, has approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger), and has directed that this Agreement be submitted to MOFG’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding MOFG Common Stock entitled to vote on such matter (the “Requisite MOFG Vote”), and the approval of the Bank Merger Agreement by MOFG as MOFG Bank’s sole shareholder, no other corporate proceedings on the part of MOFG are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of MOFG of an advisory (non-binding) vote on the compensation that may be paid or become payable to MOFG’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by MOFG and (assuming due authorization, execution and delivery by NIC) constitutes a valid and binding obligation of MOFG, enforceable against MOFG in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by MOFG nor the consummation by MOFG of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by MOFG with any of the terms or provisions hereof, will (i) violate any provision of the MOFG Articles, the MOFG Bylaws or the organizational documents of any MOFG Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MOFG or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MOFG or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MOFG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG.

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ Stock Market LLC (the “NASDAQ”), (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) under the Bank Merger Act of 1960 and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including Nicolet Bank’s establishment and operation of MOFG Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 3.4(d) of the MOFG Disclosure Schedule or Section 4.4(d) of the NIC Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the MOFG Disclosure Schedule or Section 4.4 of the NIC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meeting of MOFG’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by NIC in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Iowa Secretary pursuant to the IBCA and the WDFI pursuant to the WBCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NIC Common Stock pursuant to this Agreement and the approval of the listing of such NIC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by MOFG of this Agreement or (ii) the consummation by MOFG of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, MOFG has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by MOFG to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5            Reports. MOFG and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) any foreign regulatory authority, and (f) any self-regulatory organization (an “SRO”) (clauses (a) - (f), collectively “MOFG Regulatory Agencies”, and together with the NIC Regulatory Agencies, the “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any MOFG Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws and regulations, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. Subject to Section 9.14, except for normal examinations conducted by a MOFG Regulatory Agency in the ordinary course of business of MOFG and its Subsidiaries, no MOFG Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of MOFG, investigation into the business or operations of MOFG or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MOFG or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of MOFG or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG.

3.6            Financial Statements.

(a)            The financial statements of MOFG and its Subsidiaries included (or incorporated by reference) in the MOFG Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MOFG and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in shareholders’ equity and consolidated financial position of MOFG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of MOFG has resigned (or informed MOFG that it intends to resign) or been dismissed as independent public accountants of MOFG as a result of or in connection with any disagreements with MOFG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, neither MOFG nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MOFG included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of MOFG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, MOFG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on MOFG. MOFG (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to MOFG, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of MOFG by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MOFG’s outside auditors and the audit committee of MOFG’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MOFG’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of MOFG, any fraud, whether or not material, that involves management or other employees who have a significant role in MOFG’s internal controls over financial reporting. To the knowledge of MOFG, any such disclosures were made in writing by management to MOFG’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by MOFG to NIC. As of the date hereof, neither MOFG nor its independent audit firm has identified, and, to the knowledge of MOFG, no circumstances exist upon which MOFG or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of MOFG, there is no reason to believe that MOFG’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since December 31, 2022, (i) neither MOFG nor any of its Subsidiaries, nor, to the knowledge of MOFG, any director, officer, auditor, accountant or representative of MOFG or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MOFG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MOFG or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing MOFG or any of its Subsidiaries, whether or not employed by MOFG or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by MOFG or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of MOFG or any committee thereof or the Board of Directors or similar governing body of any MOFG Subsidiary or any committee thereof, or to the knowledge of MOFG, to any director or officer of MOFG or any MOFG Subsidiary.

3.7            Broker’s Fees. With the exception of the engagement of Piper Sandler & Co., neither MOFG nor any MOFG Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement. MOFG has disclosed to NIC as of the date hereof the aggregate fees provided for in connection with the engagement by MOFG of Piper Sandler & Co. related to the Mergers and the other transactions contemplated hereunder.

3.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG.

(b)            Except in connection with the transactions contemplated under this Agreement, since December 31, 2024, MOFG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9            Legal and Regulatory Proceedings.

(a)            Except as set forth on Section 3.9(a) of the MOFG Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, neither MOFG nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of MOFG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MOFG or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            Except as would not reasonably be expected to be, either individually or in the aggregate, material to MOFG, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon MOFG, any of its Subsidiaries or the assets of MOFG or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).

3.10          Taxes and Tax Returns.

(a)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG: each of MOFG and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither MOFG nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of MOFG and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of MOFG and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither MOFG nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither MOFG nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of MOFG and its Subsidiaries or the assets of MOFG and its Subsidiaries; neither MOFG nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither MOFG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among MOFG and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither MOFG nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was MOFG), or (B) has any liability for the Taxes of any person (other than MOFG or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)            Neither MOFG nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither MOFG nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)            Neither MOFG nor any of its Subsidiaries (x) has taken or agreed to take any action that or (y) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 6.19 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause MOFG to be in breach of this representation. As of the date of this Agreement, neither MOFG nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)            Except as set forth on Section 3.10(d) of the MOFG Disclosure Schedule, neither MOFG nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes that remain unpaid pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “Cares Act”) or IRS Notice 2020-65 or any similar election under state, local, or foreign law, executive order or Presidential Memorandum or (ii) claimed any employee retention credits within the meaning of Section 2301 of the Cares Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020, in each case, with respect to any taxable period that remains open for audit under applicable statute of limitations.

(e)            As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

(f)             As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11          Employees.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on MOFG, each MOFG Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to MOFG and its Subsidiaries, taken as a whole, neither MOFG nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor, or any other Governmental Entity with respect to any MOFG Benefit Plan. For purposes of this Agreement, the term “MOFG Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which MOFG or any Subsidiary, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by MOFG or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of MOFG or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity. No entities other than its Subsidiaries would be deemed a “single employer” with MOFG within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(b)            Section 3.11(b) of the MOFG Disclosure Schedule sets forth a true, correct and complete list of all material MOFG Benefit Plans. MOFG has made available to NIC true, correct and complete copies of each MOFG Benefit Plan and accompanying amendments (or, where no written plan document exists, a summary of the material terms thereof) and the following related documents, to the extent applicable: (i) the current summary plan descriptions and any summary of material modifications thereto, (ii) the most recent annual report (Form 5500) and audited financials, if applicable, (iii) the most recently received IRS determination letter or opinion letter, (iv) the most recently prepared actuarial reports, and (v) any material correspondence with or notices from the IRS, DOL, Pension Benefit Guaranty Corporation or other governmental body, agency, authority or entity issued within the prior three years.

(c)            The IRS has issued a favorable determination letter with respect to each MOFG Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “MOFG Qualified Plan”) or such MOFG Qualified Plan is maintained pursuant to a pre-approved plan document and is entitled to rely on a favorable IRS opinion letter, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of MOFG, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any MOFG Qualified Plan.

(d)            No MOFG Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and no such plan has existed within the prior six years.

(e)            None of MOFG and its Subsidiaries nor any other entity which would be deemed to be a single employer under Code Section 414 with MOFG (an “MOFG ERISA Affiliate”) has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of MOFG and its Subsidiaries nor any MOFG ERISA Affiliate has incurred or could reasonably be expected to incur any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)             Except as set forth on Section 3.11(f) of the MOFG Disclosure Schedule, no MOFG Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state or local Law.

(g)            All contributions required to be made to any MOFG Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MOFG Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MOFG.

(h)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to MOFG’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the MOFG Benefit Plans, any fiduciaries thereof with respect to their duties to the MOFG Benefit Plans or the assets of any of the trusts under any of the MOFG Benefit Plans that would reasonably be expected to result in any material liability to MOFG or any of its Subsidiaries, taken as a whole.

(i)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, none of MOFG and its Subsidiaries has engaged in, nor does MOFG have any knowledge of, any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the MOFG Benefit Plans to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)             Except as set forth on Section 3.11(j) of the MOFG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, individual service provider, or director of MOFG or any of its Subsidiaries, or result in any limitation on the right of MOFG or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MOFG Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing and except as set forth on Section 3.11(j) of the MOFG Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, individual service provider, or director of MOFG or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), whether under any MOFG Benefit Plan or otherwise, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)            No MOFG Benefit Plan provides for, and none of MOFG and its Subsidiaries has promised in writing or, to MOFG’s Knowledge, otherwise, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)             The transactions contemplated by this Agreement will not cause or require MOFG or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle or otherwise set aside funds to satisfy any MOFG Benefit Plan obligations.

(m)           There are no pending or, to MOFG’s knowledge, threatened labor grievances or unfair labor practice claims or charges against MOFG or any of its Subsidiaries, or any strikes or other material labor disputes against MOFG or any of its Subsidiaries. Neither MOFG nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MOFG or any of its Subsidiaries and, to the knowledge of MOFG, there are no pending or threatened organizing efforts by any union or other group seeking to represent any employees of MOFG or any of its Subsidiaries.

(n)            MOFG and its Subsidiaries are, and have been since December 31, 2022, in compliance, in all material respects, with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes.

(o)            In the past five years, neither MOFG nor any of its Subsidiaries has entered into a settlement agreement with a current or former director, officer, employee or individual independent contractor of MOFG or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of MOFG or its Subsidiaries, (ii) an employee at the level of Senior Vice President or above of MOFG or its Subsidiaries, or (iii) a member of the board of directors of MOFG or its Subsidiaries. In the past five years, to the knowledge of MOFG, no allegations of sexual harassment or sexual misconduct have been made against (x) an executive officer of MOFG or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of MOFG or its Subsidiaries, or (z) a member of the board of directors of MOFG or its Subsidiaries.

3.12          SEC Reports. MOFG has previously made available to NIC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by MOFG pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “MOFG Reports”), and (b) communication mailed by MOFG to its shareholders since December 31, 2022 and prior to the date hereof, and no such MOFG Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all MOFG Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of MOFG has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the MOFG Reports.

3.13          Compliance with Applicable Law.

(a)            MOFG and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, and, to the knowledge of MOFG, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, MOFG and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MOFG or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which MOFG or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, MOFG and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by MOFG and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where MOFG and its Subsidiaries conduct business.

(c)            MOFG Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and MOFG has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in MOFG Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)            MOFG maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of MOFG, neither MOFG nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG. To the knowledge of MOFG, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MOFG. No claims or actions have been asserted, or to the knowledge of MOFG, threatened, against MOFG or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG.

(e)            Without limitation, none of MOFG or any of its Subsidiaries, or to the knowledge of MOFG, any director, officer, employee, agent or other person acting on behalf of MOFG or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MOFG or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MOFG or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MOFG or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MOFG or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for MOFG or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MOFG or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG.

(f)            As of the date hereof, each of MOFG and MOFG Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither MOFG nor MOFG Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

3.14          Certain Contracts.

(a)            Except as set forth in Section 3.14(a) of the MOFG Disclosure Schedule or as filed with any MOFG Reports, as of the date hereof, neither MOFG nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any MOFG Benefit Plan:

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           which contains a provision that materially restricts the conduct of any line of business by MOFG or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement and any exclusivity or exclusive dealing provisions with such an effect) (excluding customary non-solicitation covenants contained in vendor agreements entered into in the ordinary course);

(iii)          which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)          that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of MOFG or its Subsidiaries, taken as a whole;

(v)           that (A) relates to the incurrence of indebtedness by MOFG or any MOFG Subsidiary (including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements), other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice or (B) provides for the guaranty, support, indemnification, assumption or endorsement by MOFG or any of its Subsidiaries of, or any similar commitment by MOFG or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(vi)          relating to the lease of property having a value in excess of $200,000 in the aggregate;

(vii)         in which (i) MOFG or any of its Subsidiaries grants any right, license or covenant not to sue with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (ii) MOFG or any of its Subsidiaries obtains any right, license or covenant not to sue with respect to any Intellectual Property (other than licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms with aggregate annual payments of less than $150,000);

(viii)        relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(ix)          which relates to capital expenditures and involves future payments in excess of $500,000 in the aggregate;

(x)           which is not terminable on 60 days or less notice and involves the payment of more than $500,000 per annum;

(xi)          that relates to the provision of investment advisory or brokerage services by any third party;

(xii)         that is a settlement, consent or similar agreement and contains any material obligations of MOFG or any of its Subsidiaries that are reasonably expected to continue following the Effective Time; or

(xiii)        that relates to the acquisition or disposition of any person, business or asset (including any merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution) and under which MOFG or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the MOFG Disclosure Schedule, is referred to herein as a “MOFG Material Contract.” MOFG has made available to NIC true, correct and complete copies of each MOFG Material Contract in effect as of the date hereof.

(b)            (1) Each MOFG Material Contract is valid and binding on MOFG or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG, (2) MOFG and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each MOFG Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG, (3) to the knowledge of MOFG, each third-party counterparty to each MOFG Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such MOFG Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG, (4) neither MOFG nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any MOFG Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, and (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of MOFG or any of its Subsidiaries, or to the knowledge of MOFG, any other party thereto, of or under any such MOFG Material Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG.

3.15          Agreements with Regulatory Agencies. Subject to Section 9.14, neither MOFG nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MOFG Disclosure Schedule, a “MOFG Regulatory Agreement”), nor has MOFG or any of its Subsidiaries been advised in writing, or to MOFG’s knowledge, orally, since December 31, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such MOFG Regulatory Agreement.

3.16          Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MOFG or any of its Subsidiaries or for the account of a customer of MOFG or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are, to MOFG’s knowledge, legal, valid and binding obligations of MOFG or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, MOFG and each of its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to MOFG’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17          Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, MOFG and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of MOFG, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MOFG or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against MOFG, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. To the knowledge of MOFG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. MOFG is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency, or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG.

3.18          Investment Securities and Commodities. Each of MOFG and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to MOFG’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MOFG or its Subsidiaries. Such securities and commodities are valued on the books of MOFG in accordance with GAAP in all material respects. MOFG and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that MOFG believes are prudent and reasonable in the context of their respective businesses, and MOFG and each of its Subsidiaries have, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.

3.19          Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MOFG, MOFG or a MOFG Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the MOFG Reports as being owned by MOFG or a MOFG Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “MOFG Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MOFG Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, the “MOFG Leased Properties” and collectively with the MOFG Owned Properties, the “MOFG Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and has paid all rents and other charges to the extent due under the leases and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of MOFG, the lessor. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, each of the MOFG Leased Properties has been furnished or made available to NIC. There are no pending or, to the knowledge of MOFG, threatened condemnation proceedings against the MOFG Real Property.

3.20          Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG: (a)(i) MOFG and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of MOFG, neither MOFG nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which MOFG or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to MOFG or any of its Subsidiaries within the past six years that MOFG or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of MOFG, no person is challenging, infringing on or otherwise violating, any right of MOFG or any of its Subsidiaries with respect to any Intellectual Property owned by MOFG or its Subsidiaries; (c) neither MOFG nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by MOFG or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) MOFG and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by MOFG and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

3.21          Related Party Transactions. Except as set forth in Section 3.21 of the MOFG Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between MOFG or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MOFG or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MOFG Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of MOFG) on the other hand, of the type required to be reported in any MOFG Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22          State Takeover Laws. The Board of Directors of MOFG has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the MOFG Articles or MOFG Bylaws (collectively, with any similar provisions of the NIC Articles or NIC Bylaws, “Takeover Statutes”). In accordance with Section 490.1302 of the IBCA, no appraisal or dissenters’ rights will be available to the holders of MOFG Common Stock in connection with the Merger.

3.23          Reorganization. MOFG has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24          Opinion. Prior to the execution of this Agreement, the Board of Directors of MOFG has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Piper Sandler & Co. to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications, and limitations set forth in its written opinion, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of MOFG Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25          MOFG Information. The information relating to MOFG and its Subsidiaries or that is provided by MOFG, its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement, the S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to MOFG and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to MOFG or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by MOFG with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NIC or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.26          Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.26(a) of the MOFG Disclosure Schedule, neither MOFG nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which MOFG or any Subsidiary of MOFG is a creditor that, as of September 30, 2025, under the terms of which the obligor was, as of September 30, 2025 over 90 days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the MOFG Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of MOFG and its Subsidiaries that, as of September 30, 2025, were classified by MOFG as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (ii) each asset of MOFG or any of its Subsidiaries that, as of September 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, each Loan of MOFG or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MOFG and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) to MOFG’s knowledge, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, each outstanding Loan of MOFG or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MOFG and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which MOFG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)            There are no outstanding Loans made by MOFG or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MOFG or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, neither MOFG nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)            As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty, to MOFG’s knowledge, is in full force and effect, and will remain in full force and effect following the Effective Time, in each case, without any further action by MOFG or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

3.27          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MOFG, (a) MOFG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MOFG and MOFG Bank reasonably have determined to be prudent and consistent with industry practice, and MOFG and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of MOFG and its Subsidiaries, MOFG or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by MOFG or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither MOFG nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.28          Fiduciary Activities.

(a)            Except as set forth on Section 3.28(a) of the MOFG Disclosure Schedule, MOFG and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Since December 31, 2022, none of MOFG, any of its Subsidiaries, or, to MOFG’s knowledge, any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of MOFG and its Subsidiaries include documented risk profiles signed by each customer. Since December 31, 2022, none of MOFG or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

(b)            Each trust or wealth management customer of MOFG or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of MOFG and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with instructions received from such customer and its authorized representatives and authorized signers, (iv) consistent with such customer’s risk profile, and (v) in compliance with all applicable laws and MOFG’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of MOFG or any of its Subsidiaries has been duly and validly executed and delivered by MOFG and/or each such Subsidiary and, to the knowledge of MOFG, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and MOFG, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and MOFG and its Subsidiaries and, to the knowledge of MOFG, such other contracting parties are in compliance with each of the terms thereof.

(c)            No contract governing a relationship with a trust or wealth management customer of MOFG or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to MOFG or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.29          Investment Management and Related Activities. Except as set forth on Section 3.29 of the MOFG Disclosure Schedule, neither MOFG nor any Subsidiary of MOFG, or any of their respective directors, officers or employees (as a result of their activities for and on behalf of MOFG or any Subsidiary of MOFG) is required to be registered, licensed or authorized under the laws of any Governmental Entity as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.

3.30          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by MOFG in this Article III, neither MOFG nor any other person makes any express or implied representation or warranty with respect to MOFG, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MOFG hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither MOFG nor any other person makes or has made any representation or warranty to NIC or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MOFG, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to NIC or any of its Affiliates or representatives in the course of their due diligence investigation of MOFG, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by MOFG in this Article III.

(b)            MOFG acknowledges and agrees that neither NIC nor any other person on behalf of NIC has made or is making, and MOFG has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article IV
REPRESENTATIONS AND WARRANTIES OF NIC

Except (a) as disclosed in the disclosure schedule delivered by NIC to MOFG concurrently herewith (the “NIC Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NIC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NIC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) any other sections of this Article IV (a) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) except with respect to Sections 4.1, 4.2, 4.3 and 4.4, as disclosed in any NIC Reports publicly filed with or furnished to the SEC by NIC since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) NIC hereby represents and warrants to MOFG as follows:

4.1            Corporate Organization.

(a)            NIC is a corporation duly organized, in good standing and validly existing under the laws of the State of Wisconsin, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. NIC has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. NIC is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC. True and complete copies of the amended and restated articles of incorporation of NIC, as amended (the “NIC Articles”) and the amended and restated bylaws of NIC, as amended (the “NIC Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by NIC to MOFG.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC, each Subsidiary of NIC (an “NIC Subsidiary”) (1) is duly organized and validly existing under the laws of its jurisdiction of organization, (2) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (3) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of NIC or any Subsidiary of NIC to pay dividends or distributions except, in the case of NIC or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Nicolet Bank is the only depository institution Subsidiary of NIC, and the deposit accounts of Nicolet Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2            Capitalization.

(a)            As of the date of this Agreement the authorized capital stock of NIC consists of 30,000,000 shares of NIC Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, no par value per share (the “NIC Preferred Stock”). As of the date of this Agreement there were (i) 14,913,440 shares of NIC Common Stock issued and outstanding, including 114,520 shares of NIC Common Stock granted in respect of outstanding restricted shares of NIC Common Stock (“NIC Restricted Share Awards”); (ii) 60,000 shares of NIC Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of NIC Common Stock (the “NIC PSU Awards”) (assuming performance goals are satisfied at the maximum level); (iii) 991,084 shares of NIC Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of NIC Common Stock (the “NIC Stock Options”); and (iv) no shares of NIC Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and 421,037 shares of NIC Common Stock reserved for issuance pursuant to future grants under the NIC equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of NIC issued, reserved for issuance or outstanding. All the issued and outstanding shares of NIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NIC may vote. As of the date hereof, no trust preferred or subordinated debt securities of NIC are issued or outstanding except as set forth on Section 4.2(a) of the NIC Disclosure Schedule. Other than the NIC Restricted Share Awards, the NIC PSU Awards, and NIC Stock Options, each issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in NIC, or contracts, commitments, understandings or arrangements by which NIC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NIC or that otherwise obligate NIC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. As of the date of this Agreement, other than the NIC Restricted Share Awards, the NIC PSU Awards, and NIC Stock Options, no equity or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NIC or any of its Subsidiaries) are outstanding.

(b)            There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NIC or any of its Subsidiaries is a party with respect to the voting or transfer of NIC Common Stock, capital stock or other voting or equity securities or ownership interests of NIC or granting any shareholder or other person any registration rights.

(c)            Except as would not, either individually or in the aggregate, reasonably be expected to be material to NIC, NIC owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the NIC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3            Authority; No Violation.

(a)            NIC has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of NIC Common Stock in the Merger) have been duly and validly approved by the Board of Directors of NIC. The Board of Directors of NIC has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of NIC Common Stock in the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of NIC and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of NIC Common Stock in the Merger), and has directed that this Agreement be submitted to NIC’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement and the transactions contemplated by this Agreement (including the Merger and the issuance of shares of NIC Common Stock in connection with the Merger) by the affirmative vote of a majority of the votes entitled to be cast on this Agreement by the holders of NIC Common Stock (the “Requisite NIC Vote”) and (ii) the approval of the Bank Merger Agreement by NIC as Nicolet Bank’s sole shareholder, no other corporate proceedings on the part of NIC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NIC and (assuming due authorization, execution and delivery by MOFG) constitutes a valid and binding obligation of NIC, enforceable against NIC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NIC Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite NIC Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of NIC will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by NIC, nor the consummation by NIC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by NIC with any of the terms or provisions hereof, will (i) violate any provision of the NIC Articles, the NIC Bylaws or the organizational documents of Nicolet Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NIC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NIC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NIC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC.

4.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including Nicolet Bank’s establishment and operation of MOFG Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 4.4(d) of the NIC Disclosure Schedule or Section 3.4(d) of the MOFG Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the MOFG Disclosure Schedule or Section 4.4 of the NIC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement, and the S-4, and the declaration by the SEC of the effectiveness of the S-4 in which the Joint Proxy Statement will be included as a prospectus, (g) the filing of the Certificates of Merger with the Iowa Secretary pursuant to the IBCA and the WDFI pursuant to the WBCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NIC Common Stock pursuant to this Agreement and the approval of the listing of such NIC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NIC of this Agreement or (ii) the consummation by NIC of the Merger and the other transactions contemplated hereby (including the issuance of shares of NIC Common Stock in the Merger and the Bank Merger). As of the date hereof, NIC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by NIC to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5            Reports. NIC and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the OCC, (c) the SEC, (d) the Federal Reserve Board, (e) the FDIC, (f) any foreign regulatory authority, and (g) any SRO (clauses (a) - (g), collectively “NIC Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any NIC Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws and regulations, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC. Subject to Section 9.14, except for normal examinations conducted by a NIC Regulatory Agency in the ordinary course of business of NIC and its Subsidiaries, no NIC Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of NIC, investigation into the business or operations of NIC or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any NIC Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NIC or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any NIC Regulatory Agency with respect to the business, operations, policies or procedures of NIC or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC.

4.6            Financial Statements.

(a)            The financial statements of NIC and its Subsidiaries included (or incorporated by reference) in the NIC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NIC and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in shareholders’ equity and consolidated financial position of NIC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of NIC has resigned (or informed NIC that it intends to resign) or been dismissed as independent public accountants of NIC as a result of or in connection with any disagreements with NIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, neither NIC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NIC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of NIC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, NIC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on NIC. NIC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NIC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of NIC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to NIC’s outside auditors and the audit committee of NIC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NIC’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of NIC, any fraud, whether or not material, that involves management or other employees who have a significant role in NIC’s internal controls over financial reporting. To the knowledge of NIC, any such disclosures were made in writing by management to NIC’s auditors and audit committee. As of the date hereof, neither NIC nor its independent audit firm has identified, and, to the knowledge of NIC, no circumstances exist upon which NIC or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of NIC, there is no reason to believe that NIC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since December 31, 2022, (i) neither NIC nor any of its Subsidiaries, nor, to the knowledge of NIC, any director, officer, auditor, accountant or representative of NIC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NIC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NIC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NIC or any of its Subsidiaries, whether or not employed by NIC or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by NIC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of NIC or any committee thereof or the Board of Directors or similar governing body of any NIC Subsidiary or any committee thereof, or to the knowledge of NIC, to any director or officer of NIC or any NIC Subsidiary.

4.7            Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither NIC nor any NIC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement.

4.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC.

(b)            Except in connection with the transactions contemplated under this Agreement, since December 31, 2024, NIC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9            Legal and Regulatory Proceedings.

(a)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, neither NIC nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of NIC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NIC or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)             Except as would not reasonably be expected to, either individually or in the aggregate, be material to NIC, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon NIC, any of its Subsidiaries or the assets of NIC or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).

4.10         Taxes and Tax Returns.

(a)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC: each of NIC and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither NIC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of NIC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of NIC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither NIC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither NIC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of NIC and its Subsidiaries or the assets of NIC and its Subsidiaries; neither NIC nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither NIC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among NIC and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither NIC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was NIC), or (B) has any liability for the Taxes of any person (other than NIC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)            Neither NIC nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither NIC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)            Neither NIC nor any of its Subsidiaries (x) has taken or agreed to take any action that or (y) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 6.19 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause NIC to be in breach of this representation. As of the date of this Agreement, neither NIC nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.11         Employees

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, each NIC Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to NIC and its Subsidiaries, taken as a whole, neither NIC nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor, or any other Governmental Entity with respect to any NIC Benefit Plan. For purposes of this Agreement, the term “NIC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which NIC or any Subsidiary, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by NIC or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of NIC or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity. No entities other than its Subsidiaries would be deemed a “single employer” with NIC within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(b)            The IRS has issued a favorable determination letter with respect to each NIC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (an “NIC Qualified Plan”) or such NIC Qualified Plan is maintained pursuant to a pre-approved plan document and is entitled to rely on a favorable IRS opinion letter, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of NIC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any NIC Qualified Plan.

(c)            No NIC Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and no such plan has existed within the prior six years.

(d)            None of NIC and its Subsidiaries nor any other entity which would be deemed to be a single employer under Code Section 414 with NIC (an “NIC ERISA Affiliate”) has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of NIC and its Subsidiaries nor any NIC ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to NIC’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the NIC Benefit Plans, any fiduciaries thereof with respect to their duties to the NIC Benefit Plans or the assets of any of the trusts under any of the NIC Benefit Plans, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC.

(f)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC and its Subsidiaries, taken as a whole, there are no pending or, to NIC’s knowledge, threatened labor grievances or unfair labor practice claims or charges against NIC or any of its Subsidiaries, or any strikes or other material labor disputes against NIC or any of its Subsidiaries. Neither NIC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NIC or any of its Subsidiaries and, to the knowledge of NIC, there are no pending or threatened organizing efforts by any union or other group seeking to represent any employees of NIC or any of its Subsidiaries.

(g)            NIC and its Subsidiaries are, and have been since December 31, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not resulted and would not reasonably be expected to result in any material liability to NIC and its Subsidiaries, taken as a whole.

(h)            In the past five years, neither NIC nor any of its Subsidiaries has entered into a settlement agreement with a current or former director, officer, employee or individual independent contractor of MOFG or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of NIC or its Subsidiaries, (ii) an employee at the level of Senior Vice President or above of NIC or its Subsidiaries, or (iii) a member of the board of directors of NIC or its Subsidiaries. In the past five years, to the knowledge of NIC, no allegations of sexual harassment or sexual misconduct have been made against (x) an executive officer of NIC or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of NIC or its Subsidiaries, or (z) a member of the board of directors of NIC or its Subsidiaries.

4.12         SEC Reports. No (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by NIC pursuant to the Securities Act or the Exchange Act (the “NIC Reports”), and (b) communication mailed by NIC to its shareholders since December 31, 2022 and prior to the date hereof, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all NIC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of NIC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NIC Reports.

4.13         Compliance with Applicable Law.

(a)            NIC and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC, and to the knowledge of NIC, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC, NIC and each of its Subsidiaries have complied with, and are not in default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NIC or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which NIC or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, NIC and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by NIC and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where NIC and its Subsidiaries conduct business.

(c)            Nicolet Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and NIC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Nicolet Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)            NIC maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of NIC, neither NIC nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC. To the knowledge of NIC, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NIC. No claims or actions have been asserted, or to the knowledge of NIC, threatened, against NIC or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC.

(e)            Without limitation, none of NIC, or any of its Subsidiaries, or to the knowledge of NIC, any director, officer, employee, agent or other person acting on behalf of NIC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of NIC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NIC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NIC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of NIC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NIC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NIC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC.

(f)             As of the date hereof, each of NIC and Nicolet Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither NIC nor Nicolet Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

4.14         Certain Contracts.

(a)            Each contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NIC or any of its Subsidiaries is a party or by which NIC or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NIC, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “NIC Contract”).

(b)            (1) Each NIC Contract is valid and binding on NIC or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC, (2) NIC and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each NIC Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC, (3) to the knowledge of NIC, each third-party counterparty to each NIC Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such NIC Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC, (4) neither NIC nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any NIC Contract by any of the other parties thereto which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, and (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of NIC or any of its Subsidiaries or, to the knowledge of NIC, any other party thereto, of or under any such NIC Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC.

4.15         Agreements with NIC Regulatory Agencies. Subject to Section 9.14, neither NIC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any NIC Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “NIC Regulatory Agreement”), nor has NIC or any of its Subsidiaries been advised in writing, or to NIC’s knowledge, orally, since December 31, 2022, by any NIC Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such NIC Regulatory Agreement.

4.16         Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of NIC or any of its Subsidiaries or for the account of a customer of NIC or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of NIC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, NIC and each of its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to NIC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.17         Environmental Matters. Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, NIC and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all Environmental Laws.

4.18         Related Party Transactions. Except as set forth in any NIC Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between NIC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NIC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding NIC Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of NIC) on the other hand, of the type required to be reported in any NIC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, that have not been so reported.

4.19         State Takeover Laws. The Board of Directors of NIC has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 180.1302(4) of the WBCL, no appraisal or dissenters’ rights will be available to the holders of NIC Common Stock in connection with the Merger.

4.20         Reorganization. NIC has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21         Opinion. Prior to the execution of this Agreement, the Board of Directors of NIC has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to NIC. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22         NIC Information. The information relating to NIC and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to NIC and its Subsidiaries that is provided in writing by NIC or its representatives specifically for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement that relate only to NIC or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to MOFG or any of the MOFG Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by NIC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of MOFG or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.23         Loan Portfolio. Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, each outstanding Loan of NIC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of NIC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, each Loan of NIC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NIC and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

4.24         Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NIC, NIC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NIC and Nicolet Bank reasonably have determined to be prudent and consistent with industry practice, and NIC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.

4.25         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by NIC in this Article IV, neither NIC nor any other person makes any express or implied representation or warranty with respect to NIC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NIC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NIC nor any other person makes or has made any representation or warranty to MOFG or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NIC, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to MOFG or any of its Affiliates or representatives in the course of their due diligence investigation of NIC, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by NIC in this Article IV.

(b)            NIC acknowledges and agrees that neither MOFG nor any other person on behalf of MOFG has made or is making, and NIC has not relied upon, any express or implied representation or warranty other than those contained in Article III.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Businesses by MOFG Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the MOFG Disclosure Schedule), required by applicable law or as consented to in writing by NIC (such consent not to be unreasonably withheld, conditioned or delayed), MOFG shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either NIC or MOFG to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2           Forbearances of MOFG. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.2 of the MOFG Disclosure Schedule) or as required by law, MOFG shall not, and MOFG shall not permit any of its Subsidiaries to, without the prior written consent of NIC (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            other than (1) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six months, and (2) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits, and entry into repurchase agreements, in each case (1) and (2), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of MOFG or any of its wholly-owned Subsidiaries, on the one hand, to MOFG or any of its wholly-owned Subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness obligations or liabilities of any other individual, corporation or other entity;

(b)            (1)           adjust, split, combine or reclassify any capital stock (or shares thereof);

(2)            make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any MOFG Securities or any securities of any MOFG Subsidiary except (A) regular quarterly cash dividends by MOFG at a rate not in excess of $0.2425 per share of MOFG Common Stock (and corresponding dividends or dividend equivalents in respect of MOFG Equity Awards), (B) cash dividends paid by any of the Subsidiaries of MOFG to MOFG or any of its wholly-owned Subsidiaries, (C) with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of MOFG Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2 and the terms of the applicable award agreements, or (D) regular distributions of outstanding trust preferred securities in accordance with their terms;

(3)            except as set forth on Section 5.2(b)(3) of the MOFG Disclosure Schedule, grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any MOFG Securities or any securities of any MOFG Subsidiary; or

(4)            issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any MOFG Securities or any securities of any MOFG Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any MOFG Securities or any securities of any MOFG Subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of MOFG Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2;

(c)            sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business consistent with past practice, (y) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the MOFG Disclosure Schedule;

(d)            except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of MOFG;

(e)            in each case, except for transactions in the ordinary course of business, (x) enter into, terminate, amend, extend or waive any material provision of, any MOFG Material Contract (or any contract that would constitute a MOFG Material Contract if in effect on the date of this Agreement), (y) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to MOFG or any of its Subsidiaries (or the Surviving Entity), or (z) enter into any material contract of a type described in Section 3.3(b)(y) (or amend an existing material contract in a manner that would result in it being of a type described in Section 3.3(b)(y)), read without giving effect to any qualification as to Material Adverse Effect set forth in Section 3.3(b);

(f)             except as set forth on Section 5.2(f) of the MOFG Disclosure Schedule or as required pursuant to the terms of any MOFG Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any MOFG employee or individual service provider, except (1) increases in annual salary or wage rate (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate on an annualized basis and (2) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to a MOFG Benefit Plan in effect as of the date hereof, (B) become a party to, establish, adopt, materially amend, commence participation in or terminate any MOFG Benefit Plan or any arrangement that would have been a MOFG Benefit Plan had it been entered into prior to this Agreement, (C) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, under any MOFG Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any MOFG Benefit Plan, (E) enter into any new, or amend any existing, employment, severance, change in control, retention, consulting or collective bargaining agreement or similar agreement or arrangement, (F) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any MOFG Benefit Plan, MOFG Material Contract, as the case may be, (G) hire any individual who would be an employee at the Executive Vice President level or above, (H) hire or replace any person as an employee or officer of MOFG or any Subsidiary of MOFG, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, (I) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any MOFG Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (J) forgive any loans or issue any loans (other than issuing loans in the ordinary course of business and consistent with past practice) to any MOFG employee;

(g)            (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $100,000 and in the aggregate less than $250,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the Surviving Entity after consummation of the Mergers;

(h)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)             amend its certificate or articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)             other than in consultation with Nicolet Bank, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;

(k)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(l)             (i) enter into any material new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with NIC, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)           abandon or allow to lapse any material Intellectual Property;

(n)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(o)            make or acquire any new Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) for any new Loan, in each case to a client (new or otherwise) that individually contains a credit exposure to such new client and its Affiliates of $10,000,000 or greater with respect to such new individual Loan; provided, that if NIC does not respond to a request for consent pursuant to this Section 5.2(o) within three Business Days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(p)            make, or commit to make, any capital expenditures in amounts exceeding $100,000 individually, or $250,000 in the aggregate, provided that NIC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two Business Days of its receipt of a written request from MOFG;

(q)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(r)             except as set forth on Section 5.2(r) of the MOFG Disclosure Schedule, make any material new investment or material new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any material new investment or material new commitment to develop, or otherwise take any actions to develop, any material real estate owned by MOFG or any of its Subsidiaries;

(s)            file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility;

(t)             pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business, or pursuant to indemnification or advancement rights existing prior to the date hereof;

(u)            except for loans or extensions of credit approved and/or committed as of the date of this Agreement and subject to Section 5.2(o), without three Business Days’ notice prior to closing via email to Nicolet Bank, make or renew any loan requiring the approval of the Executive Credit Committee of MOFG pursuant to MOFG Bank’s existing lending policy. For purposes of this Section 5.2(u), prior email notice would be to the Chief Credit Officer Nicolet Bank;

(v)            other than interest rate swaps entered into for the account of customers of MOFG or any MOFG Subsidiaries (i.e., “back-to-back” agreements) or in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(w)           take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or

(x)             agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           Conduct of Businesses by NIC Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by applicable law, or as consented to in writing by MOFG (such consent not to be unreasonably withheld, conditioned or delayed), NIC shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either NIC or MOFG to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4           Forbearances of NIC. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as required by law, or as consented to in writing by MOFG (such consent not to be unreasonably withheld, conditioned or delayed), NIC shall not, and shall not permit any of its Subsidiaries to:

(a)            (1)           adjust, split, combine or reclassify any capital stock of NIC (or shares thereof);

(2)            except as set forth on Section 5.4(a)(2) of the NIC Disclosure Schedule, make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any NIC Securities or any securities of any NIC Subsidiary except (A) regular quarterly cash dividends by NIC at a rate not in excess of $0.32 per share of NIC Common Stock (and corresponding dividends or dividend equivalents in respect of NIC equity awards), (B) cash dividends paid by any of the Subsidiaries of NIC to NIC or any of its wholly-owned Subsidiaries, (C) with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of NIC equity awards, in accordance with past practice and the terms of the applicable award agreements, (D) share repurchases consistent with past practices and in compliance with securities laws, or (E) regular distributions of outstanding trust preferred securities in accordance with their terms.

(b)            amend the NIC Articles or the NIC Bylaws in a manner that would materially and adversely affect the holders of MOFG Common Stock, or adversely affect the holders of MOFG Common Stock relative to other holders of NIC Common Stock, it being agreed that an amendment to increase the authorized shares of NIC Common Stock would not materially and adversely affect the holders of MOFG Common Stock, or adversely affect the holders of MOFG Common Stock relative to other holders of NIC Common Stock;

(c)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(d)            take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement;

(e)            take any action that is intended or would reasonably be expected to result in a material delay in the ability of NIC or MOFG to perform any of their obligations under this Agreement on a timely basis or a material delay in the ability of NIC to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby by the Termination Date; or

(f)             agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

5.5           No Control. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI
ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)            Promptly after the date of this Agreement, NIC and MOFG shall prepare and file with the SEC the Joint Proxy Statement, and NIC shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings no later than 45 days after the date of this Agreement. Each of NIC and MOFG shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and NIC and MOFG shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. NIC and MOFG shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. NIC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MOFG shall furnish all information concerning MOFG and the holders of MOFG Common Stock as may be reasonably requested in connection with any such action.

(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within 45 days of the date of this Agreement) and (ii) obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. MOFG and NIC shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as practicable. NIC and MOFG shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the non-confidential information relating to MOFG or NIC (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any material meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders, non-objections and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the OCC and the Federal Reserve Board (in respect of the Merger or the Bank Merger) or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except, in the case of this clause (ii), for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to the Surviving Entity.

(c)            In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require NIC or MOFG or any of their respective Subsidiaries, and neither MOFG nor any of its Subsidiaries shall be permitted (without the prior written consent of NIC), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect”, “material adverse effect” shall be measured on a scale relative only to the size of MOFG and its Subsidiaries, taken as a whole, without NIC and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(d)            NIC and MOFG shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NIC, MOFG or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            NIC and MOFG shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed; provided, for the avoidance of doubt, that neither party shall be required to disclose confidential supervisory information to the other party.

(f)             Notwithstanding anything to the contrary in this Agreement, NIC shall be entitled to direct the defense of the transactions contemplated by this Agreement before any Governmental Entity and to control the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding any Requisite Regulatory Approvals consistent with this Section 6.1.

6.2           Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws, each of MOFG and NIC, for the purposes of enabling NIC and MOFG to verify the representations and warranties of the other party and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and both MOFG and NIC shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, MOFG and NIC shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that MOFG is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither NIC nor MOFG nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of NIC’s or MOFG’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Each of NIC and MOFG shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality and Non-Disclosure Agreement, dated August 25, 2025 by and between NIC and MOFG (as it may be amended in accordance with its terms, the “Confidentiality Agreement”).

(c)            No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.3           Shareholders’ Approvals.

(a)            Each of NIC and MOFG shall call a meeting of its shareholders (the “NIC Meeting” and the “MOFG Meeting”, respectively, and such meetings together, the “Meetings”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of NIC, the Requisite NIC Vote, and, in the case of MOFG, the Requisite MOFG Vote, (b) in the case of NIC, a vote to approve an amendment to the NIC Articles to increase the number of authorized shares of NIC Common Stock and a vote to approve the adoption of a new long-term equity incentive plan, and (c) if so desired and agreed by NIC and MOFG, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of NIC and MOFG shall use its reasonable best efforts to cause such Meetings to occur on the same date. Subject to Section 6.3(b), each of NIC and MOFG and its respective Board of Directors shall use its reasonable best efforts to obtain from the shareholders of NIC and MOFG, as applicable, the Requisite NIC Vote and the Requisite MOFG Vote, as applicable, including by communicating to the respective shareholders of NIC and MOFG its respective recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of NIC, the shareholders of NIC approve this Agreement and the transactions contemplated hereby, including the issuance of shares of NIC Common Stock in the Merger (the “NIC Board Recommendation”), and, in the case of MOFG, the shareholders of MOFG approve this Agreement and the transactions contemplated hereby, including the Merger (the “MOFG Board Recommendation”). NIC, MOFG and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the NIC Board Recommendation, in the case of NIC, or the MOFG Board Recommendation, in the case of MOFG, (ii) fail to make the NIC Board Recommendation, in the case of NIC, or the MOFG Board Recommendation, in the case of MOFG, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the NIC Board Recommendation, in the case of NIC, or MOFG Board Recommendation, in the case of MOFG, in each case within 10 Business Days (or such fewer number of days as remains prior to the NIC Meeting or MOFG Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing actions described in clauses (i) through (v), a “Recommendation Change”) or (vi) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b)            Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite NIC Vote, in the case of NIC, or the Requisite MOFG Vote, in the case of MOFG, the Boards of Directors of NIC and MOFG, respectively, may effect a Recommendation Change, including submitting this Agreement to their respective shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change), in which event the applicable Board of Directors may communicate the basis for its lack of recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law, if (i) (A) such Board of Directors has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.13, which it determines in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor(s), constitutes a Superior Proposal or (B) an Intervening Event has occurred and (ii) such Board of Directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor(s), determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, if, but only if, (1) NIC or MOFG, as applicable, has complied in all material respects with Section 6.13, (2) NIC or MOFG, as applicable delivers to the other party at least four Business Days’ prior written notice of its intention to take such action, and furnishes to the other party a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, such party negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with the other party, during the four Business Day period following such party’s delivery of the notice referred to in such sub-clause (2) above (to the extent the other party desires to so negotiate) any revision to the terms of this Agreement that the other party desires to propose, and (4) after the conclusion of such four Business Day period, the Board of Directors of NIC or the Board of Directors of MOFG, as applicable, determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by the other party pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in either clause (i)(A) or clause (i)(B) above, would be inconsistent with its fiduciary duties under applicable law to make or continue to make the NIC Board Recommendation or MOFG Board Recommendation, as applicable (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the four Business Day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two Business Days remain to negotiate subsequent to the time MOFG notifies NIC of any such material revision (it being understood that there may be multiple extensions)). As used in this Agreement, the term “Intervening Event” means, in the case of NIC or MOFG, any material event, change, effect, development, condition, circumstance or occurrence arising after the date of this Agreement that is not known by, nor reasonably foreseeable to, the applicable Board of Directors of such party as of the date of this Agreement and does not relate to any Acquisition Proposal in respect of such party; provided; for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (x) changes in the trading price or trading volume of such party’s common stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or general developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest or exchange rates, (y) the fact alone that such party meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by such party may be taken into account to the extent not otherwise excluded by this definition) or (z) any event, change, effect, development, condition, circumstance or occurrence resulting from a breach of this Agreement by such party.

(c)            Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the MOFG Meeting and the NIC Meeting shall be convened and this Agreement shall be submitted to the shareholders of MOFG and NIC at such meetings for the purpose of the shareholders of MOFG or NIC, as the case may be, considering and voting on approval of this Agreement and any other matters required to be approved by the shareholders of such party in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, neither NIC nor MOFG shall submit to or for a vote of its shareholders any Acquisition Proposal.

(d)            Each of NIC and MOFG shall adjourn or postpone its Meeting if (i) as of the date of such Meeting there are insufficient shares of NIC Common Stock or MOFG Common Stock, as applicable, represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such Meeting, (ii) as of the date of such meeting NIC or MOFG, as applicable, has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by its shareholders, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Joint Proxy Statement required by applicable law is provided to the shareholders of NIC or MOFG, as applicable, a reasonable amount of time prior to such Meeting; provided that, in the case of clauses (i) and (ii), without the prior written consent of the other party, neither NIC nor MOFG, as applicable, shall adjourn or postpone its Meeting for more than five Business Days in the case of any individual adjournment or postponement or more than 20 Business Days in the aggregate.

6.4           Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of NIC and MOFG shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by MOFG or NIC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

6.5           Stock Exchange Listing. NIC shall cause the shares of NIC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6           Employee Matters.

(a)            From the Effective Time, NIC shall provide to each employee of MOFG and its Subsidiaries who at the Effective Time becomes an employee of the Surviving Entity or its Subsidiaries or who is on an approved leave of absence as of the Effective Time but returns to work thereafter (a “Continuing Employee”): (A) base salary or base wage;  target annual cash bonus opportunities; target long-term incentive compensation opportunities; and employee benefits that are, in the aggregate, no less favorable than those made available to similarly situated employees of NIC and its Subsidiaries; provided that “employee benefits” shall exclude equity and equity-based compensation, long-term incentives, change in control or retention bonuses or benefits, defined benefit pension benefits, retiree medical benefits and severance benefits; and (B) except for employees that are otherwise party to an employment, severance, change in control, or similar contract that provides for severance, severance benefits as set forth on Section 6.6(a) of the MOFG Disclosure Schedule, subject to such Continuing Employee’s execution, delivery and non-revocation of a general release in favor of MOFG, NIC and their respective Affiliates (including the Surviving Entity).

(b)            For all purposes (including eligibility, participation, vesting and benefit accrual), except not for any purpose under any defined benefit pension plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits, under the NIC Benefit Plans, service with or credited by NIC, MOFG or any of their respective Subsidiaries or predecessors for Continuing Employees shall be treated as service with the Surviving Entity to the same extent that such service was taken into account under the analogous MOFG Benefit Plan prior to the Effective Time. With respect to any NIC Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, NIC shall use commercially reasonable efforts to (or cause its Subsidiary to): (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous MOFG Benefit Plan in which such employee participated immediately prior to the Effective Time; and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid during the current NIC Benefit Plan year and prior to the Effective Time under a MOFG Benefit Plan (to the same extent that such credit was given under the analogous MOFG Benefit Plan in which such employee participated immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under such NIC Benefit Plan, in each case, subject to NIC receiving all applicable information as reasonably requested by NIC, including information regarding pre-Closing co-payment and deductibles from MOFG.

(c)            Unless otherwise notified by NIC in writing delivered to MOFG not less than 20 Business Days before the Closing Date, the Board of Directors of MOFG (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the MOFG 401(k) Plan (the “MOFG 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. MOFG shall provide NIC with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NIC) not later than two days immediately preceding the Closing Date. Following the Effective Time, the Continuing Employees shall be eligible to participate in a 401(k) plan sponsored or maintained by NIC, the Surviving Entity or one of their Subsidiaries (the “NIC 401(k) Plan”). NIC and MOFG shall take any and all actions as may be required, including amendments to the MOFG 401(k) Plan and/or the NIC 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the NIC 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of participant loans), or a combination thereof.

(d)            Unless otherwise notified by NIC in writing delivered to MOFG not less than 20 Business Days before the Closing Date, at least 5 Business Days before the Closing Date, the Board of Directors of MOFG (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the MOFG 2023 Equity Incentive Plan and the MOFG 2017 Equity Incentive Plan, effective as of and contingent upon the occurrence of the Effective Time.

(e)            If requested by NIC in writing delivered to MOFG not less than 20 Business Days before the Closing Date, the Board of Directors of MOFG (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the MOFG Benefit Plan(s) listed on MOFG Disclosure Schedule Section 3.11(b) to the extent and in the manner determined by NIC effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. If NIC requests such MOFG Benefit Plan(s) be terminated, MOFG shall provide NIC with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NIC) not later than two days immediately preceding the Closing Date.

(f)             Nothing in this Agreement shall confer upon any employee, officer, director or consultant of NIC or MOFG or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, MOFG, NIC or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, MOFG, NIC or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NIC or MOFG or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any MOFG Benefit Plan or NIC Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular MOFG Benefit Plan or NIC Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of NIC or MOFG or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the MOFG Certificate, the MOFG Bylaws and the governing or organizational documents of any MOFG Subsidiary, each present and former director, officer or employee of MOFG and its Subsidiaries (in each case, when acting in such capacity at the time of the pertinent matter, act or omission) (collectively, the “MOFG Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of MOFG or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any MOFG Indemnified Party to whom expenses are advanced provides an irrevocable undertaking to repay such advances if it is ultimately determined that such MOFG Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the MOFG Indemnified Parties, and the MOFG Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), nothing herein shall be interpreted to be less advantageous to the insured than the indemnification and other rights, including limitations on liability, existing in favor of the MOFG Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement and set forth on Section 6.7 of the MOFG Disclosure Schedule.

(b)            For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by MOFG (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of MOFG or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by MOFG for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, NIC or MOFG, in consultation with, but only upon the consent of, NIC, may (and at the request of NIC, MOFG shall use its reasonable best efforts to) obtain through an insurance broker acceptable to NIC, at or prior to the Effective Time, a six-year “tail” policy under MOFG’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap applicable to the entire six-year term of such coverage. If MOFG purchases such tail policy, the Surviving Entity shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c)            The obligations of the Surviving Entity, NIC or MOFG under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any MOFG Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected MOFG Indemnified Party or affected person.

(d)            The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each MOFG Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity shall cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of NIC, on the one hand, and a Subsidiary of MOFG, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.

6.9           Advice of Changes. NIC and MOFG shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10         Dividends. After the date of this Agreement, each of NIC and MOFG shall coordinate with the other the declaration of any dividends in respect of NIC Common Stock and MOFG Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that the holders of MOFG Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of MOFG Common Stock and any shares of NIC Common Stock any such holder receives in exchange therefor in the Merger.

6.11         Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. MOFG shall (i) give NIC the opportunity to participate (at NIC’s expense) in the defense or settlement of any such litigation, (ii) give NIC a reasonable opportunity to review and comment on all filings or responses to be made by MOFG in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without NIC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.

6.12         Board Representation. Prior to the Effective Time, the Board of Directors of NIC shall take all actions necessary so that the NIC Board of Directors is set at twelve members as of the Effective Time, consisting of (a) eight individuals selected by NIC from among the directors of NIC immediately prior to the Effective Time, and (b) four individuals selected by NIC from among the directors of MOFG immediately prior to the Effective Time.

6.13         Acquisition Proposals.

(a)            Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the parties hereto with respect to any Acquisition Proposal. Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13(a)), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite NIC Vote, in the case of NIC, or the Requisite MOFG Vote, in the case of MOFG, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a) by such party, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of outside counsel and, with respect to financial matters, financial advisor(s)) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within 24 hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to a party, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its Subsidiaries or 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party. As used in this Agreement, “Superior Proposal” shall mean, with respect to a party, any bona fide written Acquisition Proposal which the Board of Directors of such party determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such party’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by the other party to amend the terms of this Agreement pursuant to Section 6.3(b)) and (ii) if accepted, reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” It is agreed that any violation of the restrictions on a party set forth in this Section 6.13(a) by any officer, director, employee, consultant, advisor or other representative of such party or any of its Subsidiaries, in each case acting on behalf of such party or any of its Subsidiaries, shall be a breach of this Section 6.13(a) by such party.

(b)            Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14         Public Announcements. MOFG and NIC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (ii) for such releases, announcements or statements that provide no more information than disclosed in and are consistent with other such releases, announcements or statements made prior thereto in compliance with this Section 6.14, (iii) with respect to any Acquisition Proposal or Superior Proposal (subject to Section 6.3 and Section 6.13) or (iv) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement. It is understood that NIC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Mergers and the other transactions contemplated hereby.

6.15         Change of Method. NIC shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of MOFG and NIC (including the provisions of Article I), if and to the extent the Board of Directors of NIC deems such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of NIC Common Stock received by holders of MOFG Common Stock in exchange for each share of MOFG Common Stock, (ii) otherwise adversely affect the economic effect on holders of NIC Common Stock or MOFG Common Stock, (iii) adversely affect the Tax treatment of MOFG’s shareholders pursuant to this Agreement, (iv) adversely affect the Tax treatment of MOFG or NIC pursuant to this Agreement or (v) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16         Takeover Statutes. Neither party nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17         Treatment of MOFG Indebtedness. At and after the Effective Time, NIC shall assume the due and punctual performance and observance of the covenants to be performed by MOFG under the indentures set forth on Section 6.17 of the MOFG Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, NIC and MOFG shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof required to make such assumption effective as of the Effective Time.

6.18         Exemption from Liability Under Section 16(b). MOFG and NIC agree that, in order to most effectively compensate and retain MOFG Insiders, both prior to and after the Effective Time, it is desirable that MOFG Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the cancellation or conversion of shares of MOFG Common Stock and MOFG Equity Awards into shares of NIC Common Stock in the Merger and for that compensatory and retentive purposes agree to the provisions of this Section 6.18. MOFG shall deliver to NIC in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of MOFG subject to the reporting requirements of Section 16(a) of the Exchange Act (the “MOFG Insiders”), and the Board of Directors of NIC and of MOFG, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of MOFG) any dispositions of MOFG Common Stock or MOFG Equity Awards by the MOFG Insiders, and (in the case of NIC) any acquisitions of NIC Common Stock by any MOFG Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19         Certain Tax Matters. Each of MOFG and NIC shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of MOFG and NIC shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection with the foregoing, (a) MOFG shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “MOFG Tax Certificate”), and (b) NIC shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “NIC Tax Certificate”), in the case of each of clauses (a) and (b), at such times as either such counsel shall reasonably request.

6.20         Coordination; Informational Systems Conversion; Operating Functions.

(a)            From and after the date hereof, NIC and MOFG will use their commercially reasonable efforts to facilitate the integration of MOFG with the business of NIC following consummation of the transactions contemplated hereby. MOFG shall permit representatives of NIC to be onsite at MOFG or MOFG Bank to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to MOFG Bank’s business, during normal business hours and at the expense of NIC or Nicolet Bank (not to include MOFG Bank’s regular employee payroll).

(b)            Prior to the Effective Time, subject to applicable laws, MOFG and its Subsidiaries shall take any actions NIC may reasonably request in connection with negotiating any amendments, modifications or terminations of any leases or MOFG Material Contracts that NIC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VII of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with NIC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by NIC in connection with any such amendment, modification or termination.

(c)            From and after the date hereof, senior officers of NIC and MOFG shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of MOFG and each of its Subsidiaries (the “Informational Systems Conversion”) to such systems designated by NIC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of MOFG and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by MOFG and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

(d)            MOFG and MOFG Bank shall cooperate with NIC and Nicolet Bank in connection with planning for the efficient and orderly combination of the operations of MOFG Bank and Nicolet Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective upon consummation of the Bank Merger, including the potential merger of MidWestOne Foundation with and into Nicolet National Foundation and the assignment of rights and responsibilities of IBAK & Co. Without limiting the foregoing, MOFG shall provide reasonably requested support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of MOFG and NIC shall meet from time to time as MOFG or NIC may reasonably request, to review the financial and operational affairs of MOFG and MOFG Bank, and MOFG shall give due consideration to NIC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither NIC nor Nicolet Bank shall under any circumstance be permitted to exercise control of MOFG, MOFG Bank, or any of MOFG’s other Subsidiaries prior to the Effective Time; (b) neither MOFG nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither MOFG nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

(e)            NIC shall promptly reimburse MOFG on request for any reasonable and documented out-of-pocket fees, expenses or charges that MOFG may incur at the request of NIC pursuant to this Section 6.20.

6.21         Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, MOFG has caused each director of MOFG and MOFG Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

Article VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder Approvals. (i) This Agreement shall have been approved by the shareholders of NIC by the Requisite NIC Vote and (ii) this Agreement shall have been approved by the shareholders of MOFG by the Requisite MOFG Vote.

(b)            NYSE Listing. The shares of NIC Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)            Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)            S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

7.2           Conditions to Obligations of NIC. The obligation of NIC to effect the Merger is also subject to the satisfaction, or waiver by NIC, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of MOFG set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of MOFG set forth in Section 3.1(a), Section 3.1(b) (but only with respect to MOFG Bank), Section 3.2(b) (but only with respect to MOFG Bank), Section 3.3(a) and Section 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of MOFG set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on MOFG or the Surviving Entity. NIC shall have received a certificate dated as of the Closing Date and signed on behalf of MOFG by the Chief Executive Officer or the Chief Financial Officer of MOFG to the foregoing effect.

(b)            Performance of Obligations of MOFG. MOFG shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and NIC shall have received a certificate dated as of the Closing Date and signed on behalf of MOFG by the Chief Executive Officer or the Chief Financial Officer of MOFG to such effect.

(c)            Federal Tax Opinion. NIC shall have received the opinion from Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to NIC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the NIC Tax Certificate and the MOFG Tax Certificate.

7.3           Conditions to Obligations of MOFG. The obligation of MOFG to effect the Merger is also subject to the satisfaction, or waiver by MOFG, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of NIC set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of NIC set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Nicolet Bank), Section 4.2(c) (but only with respect to Nicolet Bank), Section 4.3(a) and Section 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NIC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NIC. MOFG shall have received a certificate dated as of the Closing Date and signed on behalf of NIC by the Chief Executive Officer or the Chief Financial Officer of NIC to the foregoing effect.

(b)            Performance of Obligations of NIC. NIC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and MOFG shall have received a certificate dated as of the Closing Date and signed on behalf of NIC by the Chief Executive Officer or the Chief Financial Officer of NIC to such effect.

(c)            Federal Tax Opinion. MOFG shall have received the opinion from Alston & Bird LLP, in form and substance reasonably satisfactory to MOFG, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the NIC Tax Certificate and the MOFG Tax Certificate.

Article VIII
TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)            by mutual written consent of NIC and MOFG;

(b)            by either NIC or MOFG if (i)(A) any Governmental Entity has denied a Requisite Regulatory Approval and such denial has become final and non-appealable, or (B) any Governmental Entity shall have requested in writing or orally that NIC or its affiliates withdraw (other than for technical reasons) and not be permitted to resubmit in such time as would reasonably permit resubmission and approval prior to the Termination Date, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain a Requisite Regulatory Approval (ii) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger;

(c)            by either NIC or MOFG if the Merger shall not have been consummated on or before the 12-month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)            by either NIC or MOFG (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of MOFG, in the case of a termination by NIC, or NIC, in the case of a termination by MOFG, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party or failures of such representations or warranties to be true, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by NIC, or Section 7.3(a) or Section 7.3(b), in the case of a termination by MOFG, and which is not cured within 30 days following written notice to MOFG, in the case of a termination by NIC, or NIC, in the case of a termination by MOFG, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by NIC, prior to the receipt of the Requisite MOFG Vote, if (i) MOFG or the Board of Directors of MOFG shall have made a Recommendation Change or (ii) MOFG or the Board of Directors of MOFG shall have committed a material breach of its obligations under Section 6.3 or Section 6.13;

(f)             by MOFG, prior to the receipt of the Requisite NIC Vote, if (i) NIC or the Board of Directors of NIC shall have made a Recommendation Change or (ii) NIC or the Board of Directors of NIC shall have committed a material breach of its obligations under Section 6.3 or Section 6.13;

(g)            by either MOFG or NIC, if (i) the Requisite MOFG Vote shall not have been obtained upon a vote thereon taken at the MOFG Meeting (including any adjournment or postponement thereof) or (ii) the Requisite NIC Vote shall not have been obtained upon a vote thereon taken at the NIC Meeting (including any adjournment or postponement thereof); provided, that, MOFG may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.3 or Section 6.13; or

(h)            by MOFG or NIC, prior to the receipt of the Requisite MOFG Vote, in the case of MOFG, or the Requisite NIC Vote, in the case of NIC, in order to concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that was received and considered by such party in compliance with Section 6.3 or Section 6.13.

8.2           Effect of Termination.

(a)            (i) In the event of termination of this Agreement by either NIC or MOFG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NIC, MOFG, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information, Confidentiality), Section 6.14 (Public Announcements), Section 6.20(e) (Coordination; Informational Systems Conversion; Operating Functions), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NIC nor MOFG shall be relieved or released from any liabilities or damages arising out of its Fraud or its willful and material breach of any provision of this Agreement. “Fraud” shall mean actual common law fraud under Wisconsin law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to MOFG shall have been communicated to or otherwise made known to the Board of Directors or senior management of MOFG or shall have been made directly to the shareholders of MOFG or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the MOFG Meeting) an Acquisition Proposal with respect to MOFG, and (A)(x) thereafter this Agreement is terminated by either NIC or MOFG pursuant to Section 8.1(c) (Termination Date) without the Requisite MOFG Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by NIC pursuant to Section 8.1(d) (MOFG Breach) as a result of a willful breach or (z) thereafter this Agreement is terminated by NIC or MOFG pursuant to Section 8.1(g)(i) (MOFG No Vote) and (B) prior to the date that is 12 months after the date of such termination, MOFG enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then MOFG shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NIC, by wire transfer of same-day funds, a fee equal to $35,000,000 (the “MOFG Termination Fee”); provided, for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “51%;” and

(c)            In the event that this Agreement is terminated by either party pursuant to Section 8.1(h) (Superior Proposal) then the terminating shall pay the other party, by wire transfer of same-day funds, the MOFG Termination Fee, in the event MOFG is the terminating party, or the NIC Termination Fee, in the event NIC is the terminating party, on the date of termination.

(d)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to NIC shall have been communicated to or otherwise made known to the Board of Directors or senior management of NIC or shall have been made directly to the shareholders of NIC or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the NIC Meeting) an Acquisition Proposal with respect to NIC, and (A)(x) thereafter this Agreement is terminated by either NIC or MOFG pursuant to Section 8.1(c) (Termination Date) without the Requisite NIC Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by MOFG pursuant to Section 8.1(d) (NIC Breach) as a result of a willful breach or (z) thereafter this Agreement is terminated by NIC or MOFG pursuant to Section 8.1(g)(ii) (NIC No Vote) and (B) prior to the date that is 12 months after the date of such termination, NIC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then NIC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay MOFG, by wire transfer of same-day funds, a fee equal to $35,000,000 (the “NIC Termination Fee”) ; provided, for purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “51%;”

(e)            (i) In the event that this Agreement is terminated by NIC pursuant to Section 8.1(e) (MOFG Recommendation Change) or by MOFG or NIC pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(i) (MOFG No Vote), in each case, at a time when this Agreement was terminable by NIC pursuant to Section 8.1(e) (MOFG Recommendation Change), then MOFG shall pay NIC, by wire transfer of same-day funds, the MOFG Termination Fee within two Business Days of the date of termination or (ii) in the event that this Agreement is terminated by MOFG pursuant to Section 8.1(f) (NIC Recommendation Change) or by MOFG or NIC pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(ii) (NIC No Vote), in each case, at a time when this Agreement was terminable by NIC pursuant to Section 8.1(f) (NIC Recommendation Change), then NIC shall pay MOFG, by wire transfer of same-day funds, the MOFG Termination Fee within two Business Days of the date of termination.

(f)             Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the MOFG Termination Fee or NIC Termination Fee, as applicable, more than once.

(g)            Each of NIC and MOFG acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, NIC commences a suit which results in a judgment against the non-paying party for the MOFG Termination Fee or NIC Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the reasonable costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if a party fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX
GENERAL PROVISIONS

9.1           Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite NIC Vote or the Requisite MOFG Vote; provided, however, that after the receipt of the Requisite NIC Vote or Requisite MOFG Vote there may not be, without further approval of the shareholders of NIC and MOFG, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2           Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite NIC Vote or Requisite MOFG Vote, there may not be, without further approval of the shareholders of NIC or MOFG, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.6, Section 6.7 and Section 6.12 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4           Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by NIC and MOFG.

9.5           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested and received), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to MOFG, to:

MidWestOne Financial Group, Inc.

102 South Clinton Street

Iowa City, Iowa 52240

Attention:	Chip Reeves and Barry Ray
E-mail:	creeves@midwestone.com and bray@midwestone.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP

Dallas Arts Tower

2200 Ross Ave., Suite 2300

Dallas, Texas 75201

Attention:	Sanford M. Brown and Mark C. Kanaly
E-mail:	sanford.brown@alston.com and mark.kanaly@alston.com

and

(b)            if to NIC, to:

Nicolet Bankshares, Inc.

111 North Washington Street

Green Bay, Wisconsin 54301

Attention:	Michael E. Daniels

Email:	mdaniels@nicoletbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention:	Robert D. Klingler
E-mail:	robert.klingler@nelsonmullins.com

9.6           Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of MOFG means the actual knowledge of any of the persons listed on Section 9.6 of the MOFG Disclosure Schedule, and the “knowledge” of NIC means the actual knowledge of any of the persons listed on Section 9.6 of the NIC Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern Time, on the date prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR at least one day prior to the date hereof, (d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7           Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8           Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9           Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Wisconsin applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of MOFG shall be subject to the laws of the State of Iowa).

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except (a) as otherwise specifically provided in Section 6.7, which is intended to benefit each MOFG Indemnified Party, and (b) the rights of MOFG, on behalf of the MOFG shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), and the rights of NIC, on behalf of the NIC shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such shareholders, including, in the case of MOFG, the loss of the premium (if any) to which the shareholders of MOFG would have been entitled) in accordance with Section 8.2 in the event of Fraud or willful and material breach of any provision of this Agreement, it being agreed that in no event shall any MOFG or NIC shareholder be entitled to enforce any of their rights, or any of the party’s obligations, under this Agreement directly in the event of any such breach, but rather that (i) MOFG shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the MOFG shareholders, and (ii) NIC shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the NIC shareholders, and MOFG or NIC, as applicable, may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12         Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14         Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15         Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, NIC and MOFG have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NICOLET BANKSHARES, INC., a Wisconsin corporation and bank holding company registered under the BHC Act

By:	/s/ Michael E. Daniels
MICHAEL E. DANIELS, Chairman, President and Chief Executive Officer

MIDWESTONE FINANCIAL GROUP, INC., an Iowa corporation and bank holding company registered under the BHC Act

By:	/s/ Charles N. Reeves
CHARLES N. REEVES, Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Execution Version

FORM OF MOFG SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is dated as of October 23, 2025, by and between the undersigned holder (“Shareholder”) of capital stock of MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”), and Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, NIC and MOFG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) MOFG will merge with and into NIC, with NIC as the surviving entity, and (ii) MidWestOne Bank, an Iowa state-chartered bank and a direct wholly-owned subsidiary of MOFG, will merge with and into Nicolet National Bank, a national banking association and a direct wholly owned subsidiary of NIC, with Nicolet National Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of MOFG Common Stock immediately prior to the Effective Time (except for shares of MOFG Common Stock owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted)) will be converted into and exchanged for the right to receive the Merger Consideration and cash in lieu of fractional shares.

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of MOFG Common Stock indicated on the signature page of this Agreement under the heading “Number of Shares of MOFG Common Stock Subject to this Agreement;” provided that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of MOFG Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of NIC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, NIC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by NIC in connection therewith, Shareholder and NIC agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of MOFG, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NIC, Shareholder shall:

(a)       appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder, directly or indirectly, controls the right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of MOFG and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of MOFG contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of MOFG, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of materially impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.

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Section 3. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite MOFG Vote, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers to an entity controlled by such Shareholder, and (e) such transfers as NIC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void; provided, however, the pledges disclosed in Schedule A that are in effect as of the date hereof to a lender of the undersigned, and bona fide transactions under such pledges are permitted.

Section 4. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with NIC as follows:

(a)       Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)       This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by NIC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)       The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)       Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of MOFG other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

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Section 5. No Solicitation and Non-Disparagement. From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of MOFG, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than NIC) any information or data with respect to MOFG or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of MOFG’s shareholders with respect to an Acquisition Proposal or (f) make, publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to MOFG, NIC, MidWestOne Bank, Nicolet National Bank or their products, customers, suppliers, licensees, licensors, franchisees or employees, except, in each case, in his capacity as a director or officer of MOFG and under circumstances for which such actions are permitted for MOFG under the Merger Agreement,.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of NIC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to NIC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, NIC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that NIC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with NIC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, NIC shall have the right to inform any third party that NIC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of NIC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with NIC set forth in this Agreement may give rise to claims by NIC against such third party.

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Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of MOFG and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of MOFG or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of MOFG or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

Section 13. Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in any federal or state courts of competent jurisdiction in the State of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

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Section 14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at NIC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against NIC, Nicolet National Bank, MOFG, MidWestOne Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 16. Disclosure. Shareholder hereby authorizes MOFG and NIC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the S-4 and the Joint Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that NIC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 17. Ownership. Nothing in this Agreement shall be construed to give NIC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in NIC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and NIC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of MOFG or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

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Section 18. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, Nicolet executed and delivered this Agreement as of the date first written above.

NICOLET BANKSHARES, INC., a Wisconsin corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended

By:
MICHAEL E. DANIELS, Chairman, President, and Chief Executive Officer

[Signature Page – MOFG Support Agreement]

IN WITNESS WHEREOF, the Shareholder has executed and delivered this Agreement as of the date first written above.

SHAREHOLDER

[NAME], an individual

Number of Shares of MOFG Common Stock Subject to this Agreement: ______________

[Signature Page – MOFG Support Agreement]

Schedule A

Existing Pledges

Exhibit B

Execution Version

FORM OF NIC SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is dated as of October 23, 2025, by and between the undersigned holder (“Shareholder”) of capital stock of Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, NIC and MOFG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) MOFG will merge with and into NIC, with NIC as the surviving entity, and (ii) MidWestOne Bank, an Iowa state-chartered bank and a direct wholly-owned subsidiary of MOFG, will merge with and into Nicolet National Bank, a national banking association and a direct wholly owned subsidiary of NIC, with Nicolet National Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of MOFG Common Stock immediately prior to the Effective Time (except for shares of MOFG Common Stock owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted)) will be converted into and exchanged for the right to receive the Merger Consideration and cash in lieu of fractional shares.

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of NIC Common Stock indicated on the signature page of this Agreement under the heading “Number of Shares of NIC Common Stock Subject to this Agreement;” provided that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of NIC Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of MOFG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, MOFG entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by MOFG in connection therewith, Shareholder and MOFG agree as follows:

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Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of NIC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by MOFG, Shareholder shall:

(a)       appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder, directly or indirectly, controls the right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of NIC and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of NIC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of NIC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of materially impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.

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Section 3. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite NIC Vote, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers to an entity controlled by such Shareholder, and (e) such transfers as MOFG may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void; provided, however, the pledges disclosed in Schedule A that are in effect as of the date hereof to a lender of the undersigned, and bona fide transactions under such pledges are permitted.

Section 4. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with MOFG as follows:

(a)       Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)       This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by MOFG, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)       The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)       Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of NIC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

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Section 5. No Solicitation and Non-Disparagement. From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of NIC, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than MOFG) any information or data with respect to NIC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of NIC’s shareholders with respect to an Acquisition Proposal or (f) make, publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to MOFG, NIC, MidWestOne Bank, Nicolet National Bank or their products, customers, suppliers, licensees, licensors, franchisees or employees, except, in each case, in his capacity as a director or officer of MOFG and under circumstances for which such actions are permitted for NIC under the Merger Agreement,.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of MOFG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to MOFG if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, MOFG will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that MOFG has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with MOFG’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, MOFG shall have the right to inform any third party that MOFG reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of MOFG hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with MOFG set forth in this Agreement may give rise to claims by MOFG against such third party.

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Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any increase to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of NIC and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of NIC or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of NIC or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

Section 13. Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in any federal or state courts of competent jurisdiction in the State of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

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Section 14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at MOFG’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against NIC, Nicolet National Bank, MOFG, MidWestOne Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 16. Disclosure. Shareholder hereby authorizes MOFG and NIC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the S-4 and the Joint Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that MOFG shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 17. Ownership. Nothing in this Agreement shall be construed to give MOFG any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in MOFG any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and MOFG shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of NIC or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

Section 18. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, Nicolet executed and delivered this Agreement as of the date first written above.

MIDWESTONE FINANCIAL GROUP, INC., an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended

By:
CHARLES N. REEVES, Chief Executive Officer

[Signature Page – NIC Support Agreement]

IN WITNESS WHEREOF, the Shareholder has executed and delivered this Agreement as of the date first written above.

SHAREHOLDER

[NAME], an individual

Number of Shares of NIC Common Stock Subject to this Agreement: ______________

[Signature Page – NIC Support Agreement]

Schedule A

Existing Pledges

Exhibit C

Execution Version

AGREEMENT AND PLAN OF BANK MERGER

by and between

MIDWESTONE BANK

and

NICOLET NATIONAL BANK

providing for the merger of

MIDWESTONE BANK

with and into

NICOLET NATIONAL BANK

under the charter of

NICOLET NATIONAL BANK

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made as of October 23, 2025, by and between MidWestOne Bank, an Iowa state chartered bank, with its main office located at 102 South Clinton Street, Iowa City, Iowa 52240 (“MidWestOne Bank”), and Nicolet National Bank, a national banking association, with its main office located at 111 North Washington Street, Green Bay, Wisconsin 54301 (“Nicolet Bank” or the “Resulting Bank”). Collectively, MidWestOne Bank and Nicolet Bank are referred to as the “Banks”.

WHEREAS, the Board of Directors of MidWestOne Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of Iowa;

WHEREAS, the Board of Directors of Nicolet Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, MidwestOne Financial Group, Inc. (“MOFG”), which owns all of the outstanding shares of MidWestOne Bank, and Nicolet Bankshares, Inc. (“Nicolet”), which owns all of the outstanding shares of Nicolet Bank, have entered into an Agreement and Plan of Merger, dated as of October 23, 2025 (the “Holding Company Agreement”), which, among other things, provides for the merger of MOFG with and into Nicolet, with Nicolet as the surviving corporation, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, MOFG, as the sole shareholder of MidWestOne Bank, and Nicolet, as the sole stockholder of Nicolet Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of MidWestOne Bank with and into Nicolet Bank, with Nicolet Bank being the surviving bank charter of such merger transaction (the “Bank Merger”) under the name of Nicolet National Bank, subject to, and immediately following, the closing of the HC Merger.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of sections 354 and 361 of the Code.

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NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, MidWestOne Bank shall be merged with and into Nicolet Bank in the Bank Merger. Nicolet Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of MidWestOne Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”); provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HC Merger.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “Nicolet National Bank”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 111 North Washington Street, Green Bay, Wisconsin 54301, as well as at its legally established branches and at the banking offices of MidWestOne Bank existing at the Effective Time, at the officially designated address of each such office or branch, all of which shall be acquired in the Bank Merger. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Nicolet Bank issued and outstanding immediately prior to the Effective Time.

SECTION 5

All assets of Nicolet Bank and MidWestOne Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of Nicolet Bank and MidWestOne Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

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SECTION 6

MidWestOne Bank and Nicolet Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of MidWestOne Bank and Nicolet Bank at the Effective Time.

SECTION 7

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, each outstanding share of common stock of MidWestOne Bank shall be automatically cancelled with no consideration being paid therefor.

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, outstanding certificates representing shares of the common stock of MidWestOne Bank shall be automatically cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of Nicolet Bank’s common stock shall continue to remain outstanding shares of Nicolet Bank’s common stock, all of which shall be unaffected by the Bank Merger and shall continue to be owned by Nicolet.

SECTION 9

Upon consummation of the Bank Merger, the executive officers of the Resulting Bank shall be the executive officers of Nicolet Bank immediately prior to the Effective Time of the Bank Merger. At the Effective Time, the board of directors of the Resulting Bank shall consist of twelve members, consisting of (i) eight individuals selected by Nicolet Bank from among the directors of Nicolet Bank immediately prior to the Effective Time, and (ii) four individuals selected by Nicolet Bank from among the directors of MidWestOne Bank immediately prior to the Effective Time. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with Articles of Association and Bylaws of Nicolet Bank. Directors of the Resulting Bank shall serve for such terms in accordance with the Articles of Association and Bylaws of the Resulting Bank.

SECTION 10

It is the intention of the Banks and each of the Banks undertakes and agrees to use its commercially reasonable efforts to cause the Bank Merger to qualify, and to take no action which would cause the Bank Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

SECTION 11

The Bank Merger is also subject to the following terms and conditions: (i) the HC Merger shall have closed and become effective; and (ii) the OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

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SECTION 12

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Nicolet Bank as in effect immediately prior to the Effective Time.

SECTION 13

This Agreement shall terminate immediately and automatically without any further action on the part of Nicolet Bank or MidWestOne Bank, or any other person, upon the termination of the HC Agreement. This Agreement can also be terminated at any time prior to the Effective Time, subject to the terms of the HC Agreement, by mutual written agreement of the parties hereto.

SECTION 14

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, MidWestOne Bank and Nicolet National Bank have entered into this Agreement as of the date and year first set forth above.

MIDWESTONE BANK, an Iowa state-chartered bank

By:
CHARLES N. REEVES, Chief Executive Officer

NICOLET NATIONAL BANK, a national banking association

By:
MICHAEL E. DANIELS, Chairman, President, and Chief Executive Officer

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Exhibit D

Execution Version

CLAIMS LETTER

October 23, 2025

Nicolet Bankshares, Inc.

111 North Washington Street

Green Bay, Wisconsin 54301

Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of October 23, 2025 (the “Merger Agreement”), by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”).

Concerning any claims which the undersigned may have against MOFG or any of its subsidiaries (each, a “MOFG Entity”), including MidWestOne Bank (“MOFG Bank”), in his or her capacity as an officer, director or employee of any MOFG Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1.                Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2.                Release of Certain Claims.

(a)            The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each MOFG Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any MOFG Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to NIC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)            For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)              any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any MOFG Entity, including, but not limited to, (A) Claims as a borrower under written loan commitments and agreements between the undersigned and MOFG Bank, (B) Claims as a depositor under any deposit account with MOFG Bank, (C) Claims as the holder of any Certificate of Deposit issued by MOFG Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any MOFG Entity, (E) Claims in his or her capacity as a shareholder of MOFG and (F) Claims as a holder of any check issued by any other depositor of MOFG Bank;

(ii)             the Claims excluded in Section 2(a)(i) above;

(iii)            any Claims that the undersigned may have under the Merger Agreement;

(iv)            any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any MOFG Entity, under Iowa law or the Merger Agreement; or

(v)             any Claims that are (A) based on facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to NIC and MOFG prior to the Closing Date.

Section 3.                Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4.                Miscellaneous.

(a)             This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

(b)             This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)             This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

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(d)             This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)             The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)              This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g)             If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)               Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

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(i)                Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be exclusively brought in any federal or state court of competent jurisdiction located in the State of Wisconsin. Each party consents to the jurisdiction of such court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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Sincerely,

[NAME]

[Signature Page – Claims Letter]

On behalf of Nicolet Bankshares, Inc., I hereby acknowledge receipt of this letter as of this 23rd day of October, 2025.

NICOLET BANKSHARES, INC., a Wisconsin corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended

By:
MICHAEL E. DANIELS, Chairman, President & Chief Executive Officer

[Signature Page – Claims Letter]